AMENDMENT NO. 2
                               TO
                  LIMITED PARTNERSHIP AGREEMENT
                               OF
                   KAAHUMANU CENTER ASSOCIATES



          THIS AMENDMENT is made this 30th day of December, 2002, between MAUI LAND & PINEAPPLE COMPANY, INC., a Hawaii corporation
("MLP") and the EMPLOYEES' RETIREMENT SYSTEM OF THE STATE OF
HAWAII, a quasi-governmental agency ("ERS"):

                        WITNESSETH THAT:

          WHEREAS, MLP and ERS entered into that certain LIMITED PARTNERSHIP AGREEMENT OF KAAHUMANU CENTER ASSOCIATES (as amended, the "L. P. Agreement") dated June 23, 1993, forming a limited partnership ("KCA") to expand, own and operate Kaahumanu Shopping Center ("Center") in Kahului, Maui, Hawaii; and

          WHEREAS, MLP and ERS entered into that certain
AMENDMENT NO. 1 TO LIMITED PARTNERSHIP AGREEMENT OF KAAHUMANU
CENTER ASSOCIATES dated April 27, 1995, and have now agreed to further amend the L. P. Agreement;

          NOW, THEREFORE, in consideration of the premises, the mutual promises, obligations and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, MLP and ERS, intending to be legally bound, do hereby agree as follows:

          The L. P. Agreement shall be and is hereby amended in the following respects:

          A.   Notwithstanding anything to the contrary in the
L. P. Agreement, any sale of the Property or portion thereof shall be subject to the provisions of the L. P. Agreement as modified by the following:

          1. Marketing of the Property. ERS and MLP agree that the Partnership shall retain a broker and offer the Property for sale. As Managing Partner, MLP shall be responsible for engaging a broker and soliciting and negotiating offers to purchase the Property, provided that the decision to accept any offer is a Major Decision requiring approval in accordance with Section 6.2 of the L. P. Agreement, as amended. It is understood and agreed that initial offers to purchase the Property will not necessarily be presented for approval but, instead, MLP may first negotiate such offers to the point where it determines that it has received the offeror's best and final offer. In all events, MLP will inform ERS of all offers and will give ERS copies of all written offers and ERS shall have the right to be involved in such negotiations if it chooses to be involved.

          2. ERS Option. If, the Partnership receives a bona fide offer from a qualified third party purchaser to purchase the Property for a purchase price of $68.7 million or more with a closing no later than December 31, 2003, then the ERS shall have an option to purchase MLP's partnership interest as hereinafter set forth in lieu of a sale to such third party purchaser. Upon the receipt of any such offer, MLP shall give ERS written notice of the receipt of such offer and ERS shall have forty-five (45) days to exercise its option to purchase MLP's partnership interest by written notice to MLP. If ERS exercises its option, then the third party offer will not be accepted and ERS shall be obligated to purchase MLP's partnership interest; provided, however that as a condition of the ERS' purchase of MLP's partnership interest, MLP shall be released from its obligations under the MLP Guaranty and the purchase price of MLP's partnership interest shall be equal to the amount of distribution which MLP would have received from the Partnership pursuant to Section 4, below, if the Partnership had accepted the third party offer and had sold the Property to the third party.

          3. Closing of ERS Purchase. If ERS exercises its option pursuant to Section 2, ERS shall close the purchase of MLP's partnership interest on a mutually agreeable date and time within sixty (60) days from exercise of its option (or the next following business day if that date is a weekend or holiday) or at ERS' option, within such longer time as may have been set forth in the bona fide offer from the third party. The purchase price for MLP's partnership interest shall be paid in cash at closing. MLP and ERS shall execute such documentation and instruments, act diligently to secure any and all necessary consents, and make such deliveries as may be reasonably required or convenient to consummate any such purchase. MLP's partnership interest will be sold to ERS free and clear of all liens and encumbrances of any kind. In addition to the amount payable to MLP as the purchase price for its interest as set forth in this Section at closing MLP shall be entitled to receive from the Partnership all reimbursements, fees and other amounts owed to MLP in its capacity as operator of the Property and MLP shall be released from and indemnified against all liabilities relating to the Partnership arising as a result of events occurring after the transfer of its Partnership Interest to ERS and not based on any events occurring prior to such transfer. All reasonable expenses incurred to close the purchase as shall have been pre approved by the Partners shall be borne equally by MLP and ERS, provided that each shall bear its own attorneys' fees. Prorations of partnership income, expenses, deductions and credits shall be made as of closing. In the event ERS fails to timely perform its obligations to purchase MLP's partnership interest under this paragraph, and MLP is not in default of its obligations, such failure shall be an Event of Default by ERS and MLP shall have the rights set forth in Article 9 of the L. P. Agreement, provided, however, that the ERS shall have an automatic 30 day extension in which to perform its obligations to close the purchase of MLP's partnership interest.

          4. Special Allocations. Subsection 4.1.4(h) Preferred Return of the L. P. Agreement is hereby amended by deleting the words, "(including gross income)" from the second line and from the eleventh line of Subsection 4.1.4(h).

          5.   Distribution of Proceeds.  Notwithstanding Section
9.4.3 of the L. P. Agreement, the net sale proceeds realized by the Partnership from any sale of the Property at any time will be distributed in the following order:

          a. First, in payment of debts and obligations of the Partnership owed in the ordinary course of business to third parties and to the expenses of liquidation in the order of priority as provided by law, including the amount of the accrued and unpaid portion of the Operator's Fee for the Operator;

          b. Second, to the setting up of any reserves, which reserves will be determined by the Partners by mutual agreement, for a period of up to twelve (12) months which the Partners may deem necessary for any contingent or unforeseen liabilities or obligations to third parties of the Partnership;

          c. Third, to payment of unsecured debts and obligations of the Partnership to any Partner;

          d. Fourth, to the payment of Partner Advances made to the Partnership by any Partner;

          e. Fifth, to the payment, pro rata, of the $830,000.00 equity contribution made by each of the Partners in 1997; and

          f. Sixth, to the payment of the accrued and unpaid portions of the ERS Preferred Return.

          g. Seventh, to the repayment of the ERS's capital contributions made prior to 1997.

          h. Eighth, to the payment of the accrued and unpaid portions of the MLP Preferred Return.

          i. Ninth, to the repayment of the MLP's capital contributions made prior to 1997.

          j. Tenth, remainder to each Partner in accordance with each Partner's respective positive capital account balance.

          B. Contribution of Artwork. MLP shall contribute to the Partnership, the artwork (statue and mural) displayed at the Property and owned by MLP without payment of any kind for the cost of such artwork.

          C. Termination of Operating Agreement. MLP shall be automatically terminated as the Partnership's property manager and leasing agent upon any sale of the Property or upon any sale of MLP's interest in the Partnership, including but not limited to a sale to ERS. After MLP has been terminated, MLP will provide written confirmation to ERS and a third-party buyer that MLP has been terminated.

          D. Employees. Upon any sale of the Property, or upon any sale involving any sale of MLP's interest in the Partnership, MLP shall be solely responsible for all claims and issues in connection with all employees employed in connection with the management, leasing and operation of the Property and in connection with any termination of MLP's management and leasing functions for the Property.

          E. Advance Agreement to Approve Sales. MLP agrees that it will approve any sale of the Property that at closing results in a termination of the MLP Guaranty. ERS agrees that it will approve any sale of the Property for a price equal to or in excess of $68.7 million if ERS decides not to exercise its option as defined above.

          F. Dissolution. Upon a sale of the Property, the Partnership shall be dissolved in accordance with Article 9 of the L. P. Agreement.

          G. Expiration. This Amendment shall remain in effect until December 31, 2003, whereupon it shall terminate and be of no further force and effect; [provided however this Amendment shall be automatically extended and shall continue to be in effect for such period of time as shall be necessary to close any sale of the Property to a third party pursuant to any agreement to sell executed prior to December 31, 2003 or as shall be necessary to close any sale of MLP's Partnership Interest pursuant to any exercise prior to December 31, 2003 of ERS' option as set forth herein.
          In all other respects the L. P. Agreement shall remain in full force and effect and unchanged except as expressly set forth herein. Capitalized terms herein shall have the meaning set forth in the L. P. Agreement except as otherwise provided herein. Unless expressly modified by this Amendment, the provisions of the L. P. Agreement shall remain unchanged and the provisions hereof shall supplement such unchanged provisions.

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers and representatives, each on the day and year first above written.


MAUI LAND & PINEAPPLE COMPANY,   EMPLOYEES' RETIREMENT SYSTEM OF
INC.                             THE STATE OF HAWAII


By /S/ DON YOUNG                 By  /S/ DAVID SHIMABUKURO
  Its  Executive Vice President    Its  Administrator


By  /S/ PAUL J. MEYER            By  /S/ DARWIN HAMAMOTO
  Its  Executive Vice President    Its  Trustee